Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (Nos. 333-38486, 333-109599, 333-114113, 333-124795) and the Registration Statement on Form S-8 (No. 333-34300) of iStar Financial Inc. of our report dated March 15, 2006, except with respect to our opinion on the consolidated financial statements insofar as they relate to the effects of the discontinued operations as discussed in Notes 5, 13, 17 and 18, as to which the date is September 13, 2006, relating to the financial statements and financial statement schedules of iStar Financial Inc., which appears in the Current Report on Form 8-K of iStar Financial Inc. dated September 13, 2006.

/s/ PricewaterhouseCoopers LLP
New York, NY
September 13, 2006